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                                                                    EXHIBIT 99.3

                      INTEGRATED MEASUREMENT SYSTEMS, INC.
                1995 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

1.   Purpose.

     The purpose of the Integrated Measurement Systems, Inc. 1995 Stock Option Plan for Nonemployee Directors (the "Plan") is to promote the interests of Integrated Measurement Systems, Inc. (the "Company") and its shareholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable nonemployee directors and by enhancing such directors incentive to work on behalf of the Company and its shareholders.

2.   Shares Subject to the Plan.

     Subject to adjustment as provided in Article 7, the total number of shares of Common Stock (the "Common Stock") of the Company for which options may be granted under the Plan in fiscal year 1995 shall be 60,000, and the total number of shares of Common Stock for which options may be granted under the Plan in each fiscal year thereafter during any part of which the Plan is effective shall be 18,000 shares of Common Stock (the "Shares"). The Shares shall be shares currently authorized but unissued. If any option granted under the Plan expires or terminates for any reason without having been exercised in full. the Shares subject to, but nor delivered under, such option. may become available for the grant of other options under the Plan. No shares delivered to the Company in full or partial payment of an option price payable pursuant to Section 6.3 shall become available for the grant of other options under the Plan.

3.   Administration of The Plan.

     The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable.

4.   Participation in the Plan.

     Each member of the Company's Board of Directors (a "Director") who is not otherwise an employee of: 1) the Company, 2) any shareholder holding more than 50% of the voting stock of the Company (unless such shareholder's internal policies permit those employees to retain ownership of stock or stock options issued under this Plan), or 3) any subsidiary of the Company (an "Eligible Director") shall be eligible to participate in the Plan.

5.   Nonstatutory Stock Options.

     All options granted under the Plan shall be nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

6.   Option Terms.

     Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

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     6.1  Option Agreements. Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company and by the Eligible Director to whom such option is granted and dated as of the applicable date of grant. Each Agreement shall be signed on behalf of the Company by an officer or officers delegated such authority by the Committee using either manual or facsimile signature. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

     6.2  Option Grant Size and Grant Dates.

          6.2.1 Initial Grants. On the date the Plan is approved by the Company's Board of Directors, each Director who is then an Eligible Director shall automatically be granted options to purchase Shares as follows: each Eligible Director shall receive an option to purchase 10,000 Shares. The option grants made pursuant to the preceding sentence on the date the Plan is approved by the Board of Directors are each referred to as an "Initial Grant." Each Initial Grant is subject to the approval of the Plan by the affirmative vote of a majority of the Company's outstanding shares of Common Stock.

          6.2.2 Recruitment Grants. On the date a person first is elected or appointed as a member of the Company's Board of Directors if such person is an Eligible Director, such person shall automatically be granted an option to purchase 10,000 Shares. The option grants made pursuant to the preceding sentence are each referred to as a "Recruitment Grant." A Recruitment Grant shall not be made to any person who is an Eligible Director on the date the Plan is approved by the Board of Directors.

          6.2.3 Annual Grants. Immediately following the Company's Annual Meeting (as described in the Company's Bylaws) each year, each Director who is then an Eligible Director shall automatically be granted options to purchase Shares as follows: each Eligible Director shall receive an option to purchase 3,000 Shares. The option grants made pursuant to the preceding sentence each year are each referred to as an "Annual Grant." The Annual Grants shall begin with the first Annual Meeting held after January 1, 1996.

     6.3 Option Exercise Price. The option exercise price per share for each Initial Grant and each Annual Grant shall be the fair market value of the Common Stock on the date of grant. The fair market value per Share shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the closing price of the Common Stock for the date of grant, as reported in The Wall
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Street Journal (or, if not so reported, as otherwise reported by the National
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Association of Securities Dealers Automated Quotation (NASDAQ) System) or, in
the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the option, as reported in The Wall Street Journal.
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     6.4  Vesting. Each set of options granted under this agreement shall become exercisable at the rate of one thirty-sixth (1/36) of the granted amount on the last day of each month, beginning with the month in which the ___________ are granted. If the quotient obtained by dividing the granted amount by thirty six
(36) is not a whole number, then the exercisability shall


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be determined as follows. The quotient shall be rounded down to the nearest whole number, and that whole number shall become the "base amount". Options representing the "base amount" of shares shall become exercisable each month during the thirty-six (36) months. The remainder shall be allocated to amounts otherwise becoming exercisable at the rate of one share per month, beginning with the first month of the grant, until the entire remainder is fully expended.

     6.5 Time and Manner of Option Exercise. Subject to Sections 6.4 and 6.7, any exercisable Option is exercisable in whole or in part at any time or from time to time during the option period by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full of the option exercise price for the number of Shares to be purchased. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the stock option as to such number of Shares, subject to Section 6.10. No option may at any time be exercised with respect to a fractional share.

     6.6 Payment of Exercise Price. The consideration to be paid for the Shares to be issued upon exercise of an option, including the method of payment, shall be determined by the Board and may consist in whole or part of:

          6.6.1 cash;

          6.6.2 check;

          6.6.3 promissory note;

          6.6.4 transfer to the Company of shares of the Common Stock having a fair market value at the time of such exercise equal to the option exercise price; or

          6.6.5 delivery of instructions to the Company to withhold from the option shares that would otherwise be issued on the exercise that number of option shares having a fair market value at the time of such exercise equal to the option exercise price.

     If the fair market value of the number of whole shares transferred or the number of whole option shares surrendered is less than the total exercise price of the option, the shortfall must be made up in cash or by check.

     6.7 Term of Options. Each option shall expire ten years from its date of grant. but shall be subject to earlier termination as follows:

          6.7.1 In the event of the termination of an optionee's service as a Director, other than by reason of retirement, total and permanent disability, or death, the then-outstanding options of such optionee shall automatically expire 90 days after the effective date of such termination. For purposes of the Plan, the term "by reason of retirement" means: (i) mandatory retirement pursuant to Board policy; or (ii) termination of service voluntarily at any time after age 65.

          6.7.2 In the event of the termination of an optionee's service as a Director by reason of retirement or total and permanent disability, the then-outstanding


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     options of such optionee shall expire one year after the date of such termination or on the stated grant expiration date, whichever is earlier.

          6.7.3 In the event of the death of an optionee while the optionee is a Director, the then outstanding options of such optionee shall expire one year after the date of death of such optionee or on the stated grant expiration date, whichever is earlier.

     Exercise of a deceased optionee's options that are still exercisable shall be by the estate of such optionee or by a person or persons whom the optionee has designated in writing filed with the Company, or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of percent and distribution.

     6.8 Transferability. An option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by the optionee or, if incapacitated, by his or her legal guardian or legal representative.

     6.9  Limitation of Rights.

          6.9.1 Limitation as to Shares. Neither the recipient of such option under the Plan nor an optionee's successor or successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to an option granted to such person until the date of issuance of a stock certificate for such Shares.

          6.9.2 Limitation as to Directorship. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

     6.10 Regulatory Approval and Compliance. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and the requirements of any stock exchange upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

     As a condition to the exercise of an Option, the Company may require the optionee to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Company, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged,


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sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Company also may require such other documentation as may from time to time be necessary to comply with federal and state securities laws. THE COMPANY HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE SHARES OF STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS.

     As a condition to the exercise of any option granted under this Plan, the optionee shall make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.

     The issuance, transfer or delivery of certificates of Common Stock pursuant to the exercise of, options may be delayed, at the discretion of the Board, until the Company is satisfied that the applicable requirements of the federal and state securities laws and the withholding provisions of the Code have been met.

     6.11 Six Month Holding Period. At least six months must elapse from the date of an Annual Grant or a Recruitment Grant to the date the optionee disposes of the Shares acquired upon exercise of the option, or (if the option is disposed of other than by exercise) to the date of disposition of the option itself. With respect to an Initial Grant, at least six months must elapse from the date that the Plan is approved by the Company's shareholders to the date the optionee disposes of the Shares acquired upon exercise of the option, or (if the option is disposed of other than by exercise) to the date of disposition of the option itself,

7.   Capital Adjustments.

     The aggregate number and class of Shares subject to and authorized by the Plan, the number and class of Shares with respect to which an option may be granted to an Eligible Director under the Plan as provided in Article 6, the number and class of Shares subject to each outstanding option, and the exercise price per share specified in each such option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment or the payment of any stock dividend, or other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

     In the event of the proposed dissolution or liquidation of the Company, each outstanding option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that outstanding options shall terminate as of a date fixed by the Board and give each optionee the right to exercise his option in whole or in part. In _the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company, with or into another corporation, each outstanding option shall be assumed or an equivalent, option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. unless the Board exercise of its sole discretion, not to require such assumption or substitution.

8.   Expenses of the Plan.


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     All costs and expenses of the adoption and administration of the Plan shall be borne by the Company, and none of such expenses shall be charged to any optionee.

9.   Effective Date And Duration Of The Plan.

     The Plan shall be effective immediately, subject to approval by the Company's shareholders, and subject to conditions imposed in connection with such approval. The Plan shall continue in effect until it is terminated by on of the Board or the Company's shareholders, but such termination shall no( affect the terms of any then-standing options.

10.  Termination And Amendment Of The Plan.

     The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, no amendment shall be made more than once every six months that would change the amount, price or timing of Annual Grants, other than to comport with changes in the Code, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under Rule 16b-3, no amendment shall be made without the approval of the Company's shareholders that would

     10.1 materially increase the number of Shares that may be issued under the Plan;

     10.2 materially modify the requirements as to eligibility for participation in the Plan; or

     10.3 otherwise materially increase the benefits accruing to participants under the Plan.


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